UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

BERKELEY COFFEE & TEA, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-168911	80-0385523
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

Building B, #439, Jinyuan Ba Lu

Jiangpiao Town, Jiading District

Shanghai, 201812, China
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  011-86-15021337898

_________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Pursuant to a definitive Purchase and Sale Agreement (the “Agreement”) dated January 31, 2012, Berkeley Coffee & Tea, Inc. (“Berkeley”) will acquire one hundred (100) percent of the issued and outstanding capital stock of DTS8 Holdings Co., Ltd. a corporation  organized and existing under the laws of Hong Kong and which owns DTS8 Coffee (Shanghai) Co., Ltd. a wholly owned foreign subsidiary entity (“WOFE”) corporation organized and existing under the laws of the People’s Republic of China from the sole shareholder Sean Tan (“Seller”) by issuing four million dollars ($4,000,000) of bonds payable in favor of the Seller. The bonds shall be payable at the end of sixty (60) calendar months from the closing date or earlier on a mutually agreed date. The bonds payable shall bear an interest rate of three percent (3%) per annum. Interest on the bond shall be calculated, accrued and paid annually. The acquisition shall be completed no later than April 30, 2012, or earlier pending receipt of audited financial statements of DTS8 Holdings Co., Ltd.

The Agreement contains customary representations and warranties from DTS8 Holdings Co. Ltd, DTS8 Coffee (Shanghai) Co. Ltd., and Sean Tan, including representations and warranties about the business, assets, operations, and liabilities.

 Berkeley Coffee & Tea, Inc. conducted an independent third party appraisal of DTS8 Holdings Co. Ltd, and DTS8 Coffee (Shanghai) Co. Ltd., for the purposes of this transaction

There are material relationships by and among the parties to the Agreement. Sean Tan owns one hundred percent (100%) of issued and outstanding capital stock of DTS8 Holdings Co. Ltd, and is the Chief Executive Officer of DTS8 Coffee (Shanghai) Co. Ltd.  Sean Tan is also the President and Chief Executive Officer of Berkeley Coffee & Tea, Inc. and owns, as of the date of this report, approximately 31.44% of Berkeley’s outstanding shares of common stock.

At closing, the acquisition of DTS8 Holdings Co. Ltd will be accounted for as combination of entities under common control and recorded at its historical cost. The bond payable of $4,000,000 will be recorded as a reduction of the retained earnings.

The acquisition of DTS8 Holdings Co. Ltd. will provide Berkeley with immediate access into the domestic Chinese coffee market. This will assists in creating a horizontally integrated coffee company in Shanghai, China with operations in two different geographic markets: the United States and China. While Berkeley will market and distribute raw green coffee beans from Yunnan, China into United States, DTS8 will operate a roasting and wholesale coffee business in Shanghai, China. The acquisition provides Berkeley with diversification as it enters into a new revenue stream of roasted coffees in Shanghai, China, compared to raw green coffee beans only. Additionally, it provides Berkeley an entry into the Shanghai, China roasted coffee market. The acquisition also provides Berkeley with several trained coffee professionals in Shanghai, China.

The summary of the Agreement entered into in connection with the acquisition of the DTS8 Holdings Co., Ltd set forth in this report on Form 8-K is qualified in its entirety by reference to the Agreement that is attached as an exhibit to this From 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

 (c) Exhibits

10.1

Purchase and Sale agreement dated January 31, 2012.

99.1 News Release January 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Sean Tan

Sean Tan, President, Chief Executive Officer.